UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

iParty Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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iParty Corp.
270 Bridge Street, Suite 301
Dedham, MA 02026

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2008 Annual Meeting of Stockholders of iParty Corp. will be held as follows:

Date:                   Wednesday, June 4, 2008

Time:                11:00 a.m., local time

Place:              Posternak Blankstein & Lund LLP
Prudential Tower
800 Boylston Street, 33rd Floor
Boston, MA 02199

Matters to be voted on:

1.               The election of all six directors;

2.               Amendment to Certificate of the Designations, Powers, Preferences and Rights of the Series B convertible preferred stock (“Certificate of Designations-Series B”) to change the requisite number of shares or holders necessary to amend or waive certain provisions therein;

3.               Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2008; and

4.               Any other matters properly brought before the annual meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 14, 2008 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting.  Representation in person or by proxy of at least a majority of all outstanding shares of each class of stock entitled to vote at the meeting is required to constitute a quorum.  Accordingly, it is important that your shares be represented at the annual meeting.  The list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our offices at 270 Bridge Street, Suite 301, Dedham, MA 02026 for ten (10) days prior to June 4, 2008.  Enclosed with the proxy statement for the meeting, you will find a copy of our Annual Report on Form 10-K for fiscal 2007.

Your vote at the meeting is very important to us regardless of the number of shares you own.  Please vote your shares, whether or not you plan to attend the meeting, by completing the enclosed proxy card and returning it to us in the enclosed envelope.  Should you want to change your vote prior to the annual meeting you may do so in accordance with the instructions contained in the accompanying proxy statement.

By Order of the Board of Directors,

/s/ David Robertson
DAVID ROBERTSON
Secretary

This notice, proxy statement, and form of proxy are being distributed on or about April 29, 2008.

iParty Corp.
270 Bridge Street, Suite 301
Dedham, MA 02026

PROXY STATEMENT
for Annual Meeting of Stockholders to Be Held on June 4, 2008

GENERAL INFORMATION

Our Board of Directors (the “Board”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Annual Meeting of Stockholders of iParty Corp. (“iParty” or the “Company”). The meeting will be held at the offices of Posternak Blankstein & Lund LLP, at the Prudential Tower, 33rd Floor, 800 Boylston Street, Boston MA, 02199, on June 4, 2008, at 11:00 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.

The mailing address of our principal executive offices is iParty Corp., 270 Bridge Street, Suite 301, Dedham, MA, 02026. We are first furnishing the proxy materials to stockholders on or about April 29, 2008.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock, Series B convertible preferred stock (“Series B Preferred Stock”), Series C convertible preferred stock (“Series C Preferred Stock”), Series D convertible preferred stock (“Series D Preferred Stock”), Series E convertible preferred stock (“Series E Preferred Stock”) and Series F convertible preferred stock (“Series F Preferred Stock” and together with the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the “Convertible Preferred Stock”) of the Company at the close of business on April 14, 2008, the record date, are entitled to notice of and to vote at the meeting, or at any adjournments or postponements of the meeting.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is this document?  This is the Notice of our 2008 Annual Meeting of Stockholders of iParty Corp. (“iParty” or the “Company”), combined with our Proxy Statement which provides important information for your use in voting your shares of our common stock, or our various series of convertible preferred stock, at the annual meeting.

Who can vote?  You can vote your shares of common stock or your shares of convertible preferred stock if our records show that you owned the shares at the close of business on April 14, 2008, which is the record date for the annual meeting.  Shares representing a total of 37,660,753 votes are eligible to vote at the meeting.

Common Stock.  You are permitted one vote for each share of common stock you owned at the close of business on April 14, 2008, including (i) shares held in your name as a stockholder of record, and (ii) shares held in “street name” for you as the beneficial owner through a broker, trustee, or other nominee, such as a bank.  Thus, as of April 14, 2008, there were 22,717,400 votes eligible to vote at the meeting associated with 22,717,400 shares of common stock.  The enclosed proxy card shows the number of shares you can vote.

Convertible Preferred Stock.  Except as otherwise required by Delaware General Corporation Law, the Convertible Preferred Stock is entitled to vote together with the common stock on all matters to which the common stock is entitled to vote. When the Convertible Preferred Stock votes together with the Common Stock as one class, you are permitted one vote for each whole number of shares of our common stock into which the shares of Convertible Preferred Stock are convertible.  Thus, as of April 14, 2008, the number of votes eligible to vote at the meeting were 6,033,833 votes associated with 464,151 shares of Series B Preferred Stock  (you are permitted thirteen (13) votes for each share of Series B Preferred Stock), 1,300,000 votes associated with 100,000 shares of Series C Preferred Stock  (you are permitted thirteen (13) votes for each share of Series C Preferred Stock), 3,500,000 votes associated with 250,000 shares of Series D Preferred Stock (you are permitted fourteen (14) votes for each share of Series D Preferred Stock), 2,966,660 votes associated with 296,666 shares of Series E Preferred Stock (you are permitted ten (10) votes for each share of Series E Preferred Stock), and 1,142,860 votes associated with 114,286 shares of Series F Preferred Stock (you are permitted ten (10) votes for each share of Series F Preferred Stock).  In each such case, the number of votes is calculated based on the number of shares you owned at the close of business on April 14, 2008, including shares held in your name as a stockholder of record and shares held in “street name” for you as the beneficial owner through a broker, trustee, or other nominee, such as a bank.  The enclosed proxy card shows the number of shares you can vote.

Special Voting Rights of Series C and Series D Preferred Stock with Respect to Election of Directors.  So long as at least fifty percent (50%), of the initially issued shares of Series C Preferred Stock remains outstanding, the holders of the Series C Preferred Stock are entitled to vote alone for the election of a Series C Director.  So long as at least fifty percent (50%), of the initially issued shares of Series D Preferred Stock remains outstanding, the holders of the Series D Preferred Stock are entitled to vote alone for the election of a Series D Director.

Special Voting Rights of the Convertible Preferred Stock.  Under the various Certificates of Designations, each series of Convertible Preferred Stock has a separate class vote in the following instances:

•                  The creation and issuance of any series of preferred stock or other security which is senior as to liquidation and or dividend rights to such Convertible Preferred Stock; and

•                  An action that repeals, amends, or otherwise changes the Certificate of Designations or Certificate of Incorporation in a manner that would alter or change the powers, preferences, rights, privileges, restrictions and conditions of the particular class of Convertible Preferred Stock to adversely affect such class.

Unless otherwise specified in the Certificate of Designations, when voting as a separate class, you are permitted one vote for each share of Convertible Preferred Stock you owned at the close of business on April 14, 2008, including (i) shares held in your name as a stockholder of record, and (ii) shares held in “street name” for you as the beneficial owner through a broker, trustee, or other nominee, such as a bank.   In the case of the second bullet point above, in addition to counting the votes previously described, each holder of Series B Preferred Stock, regardless of the number of shares of Series B Preferred Stock owned of record or beneficially, is also permitted one vote per holder when counting the number of holders.

How do I vote by proxy?  Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting.  Sign and date the proxy card and mail it back in the enclosed envelope.  The proxy holders named on the proxy card will vote your shares as you instruct.  If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal.  Unless you instruct otherwise, the proxy holders will vote in accordance with the Board of Director’s recommendation below.

How does the board of directors recommend that I vote on the proposals?  The Board of Directors recommends that you vote:

FOR the election of all six nominees to serve as directors;

FOR the Amendment to Certificate of the Designations-Series B to change the requisite number of shares or holders necessary to amend or waive certain provisions therein; and

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2008.

What if other matters come up at the meeting?  The matters described in this proxy statement are the only matters we know that will be voted on at the meeting.  If other matters are properly presented at the meeting, the proxy holders will vote your shares in their discretion.

Can I change my vote after I return my proxy card?  Yes.  At any time before the annual meeting, you can change your vote either by sending our Chief Financial Officer, David E. Robertson, a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card.  We will honor the proxy card with the latest date.

Can I vote in person at the meeting rather than by completing the proxy card?  Although we encourage you to complete and return the proxy card even if you plan to attend the meeting to ensure that your vote is counted, you can always vote your shares in person at the meeting.

Who will count the votes?  The votes cast by holders of shares of our common stock and our various series of convertible preferred stock will be counted, tabulated and certified by the transfer agent and registrar of our common stock and Series B Preferred Stock, Continental Stock Transfer & Trust Co.  David E. Robertson, our Chief Financial Officer, will serve as the inspector of elections at the annual meeting.

Will my vote be kept confidential?  Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), (2) a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, (3) to allow the inspector of elections to certify the results of the vote, or  (4) there is a contested election for the Board of Directors.  The inspector of elections will forward any written comments that you make on the proxy card to our Board of Directors and Chief Executive Officer without providing your name, unless you expressly request disclosure on your proxy card.

What do I do if I am a beneficial owner and my shares are held in “street name”?  If your shares are held in the name of your broker, a bank, or other nominee, that party will give you instructions for voting your shares, which should be enclosed with this document.

What constitutes a quorum?  In order for business to be conducted at the meeting, a quorum must be present.  The presence, in person or by proxy, of the holders of a majority of all outstanding shares of each class of stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.

Shares of common stock and Convertible Preferred Stock represented in person or by proxy (including “broker non-votes”, if any, and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.  “Broker non-votes” are those shares that are held in “street name” by a broker, bank, or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.  Brokers, banks and other nominees may not be able to use their discretionary authority for the matters involving the amendment to the Certificate of Designations-Series B.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.  Under our bylaws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, our stockholders may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, our by-laws require that a notice of the adjourned meeting be given to each stockholder of record entitled to vote at the meeting.

What is the voting requirement to approve each proposal?  In the election of directors, the persons receiving the most number of “FOR” votes at the meeting will be elected. Holders of shares of Series C Preferred Stock alone are entitled to cast votes in respect of the election of the Series C Director.

The proposal to amend Section 4(c) and Section 7(c) of the Certificate of Designations-Series B will require: (i) the affirmative vote of a majority of the outstanding shares of our common stock and Convertible Preferred Stock entitled to vote on the matter, voting together as a single class on an as converted basis, (ii) the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock entitled to vote on the matter, voting separately as a single class, and (iii) the affirmative vote of a majority in number of the holders of the Series B Preferred Stock entitled to vote on the matter, voting separately as a class, in the case of Section 4(c) and the affirmative vote of one-half in number of the holders of the Series B Preferred Stock entitled to vote on the matter, voting separately as a class, in the case of Section 7(c).

The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2008 requires the affirmative vote of a majority of the votes cast at the meeting by the holders of outstanding shares of all classes of our stock entitled to vote thereon who are present at the meeting either in person or by proxy.

Votes withheld for a particular director nominee and broker non-votes, if any, will have no effect on the outcome of the election of directors.  Abstentions and broker non-votes, if any, will have the same effect as a no vote with respect to the approval of the amendment to the Certificate of Designations-Series B.  Neither abstentions nor broker non-votes, if any, will have an effect on the voting of the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

What are “broker non-votes”?  If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from you, as the beneficial owner.  Brokers, banks and other nominees may not be able to use their discretionary authority for the matter involving the amendment to the Certificate of Designations-Series B; however, they may be able to use their discretionary authority for the matters involving the election of directors and the ratification of our independent registered public accounting firm for the fiscal year ended December 27, 2008.

Where can I find the voting results?  We will announce the results of the voting at the annual meeting and report the voting results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2008, which we expect to file with the Securities and Exchange Commission (“SEC”) in August 2008.  The results will be contained in Part II, Item 4 of that Quarterly Report, which will be available via Internet on the Investor Relations page of our licensed website at www.iparty.com and on the SEC’s website, www.sec.gov.

Who pays for this proxy solicitation?  We do.  In addition to sending you these materials, one of our officers, directors or employees may contact you by telephone, by mail, or in person.  None of these persons will receive any extra compensation for doing this.

How and when may I submit a stockholder proposal for consideration at next year’s annual meeting of stockholders or to recommend nominees to serve as directors?  You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals:  If you are interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting, or would like to recommend a nominee for director, we must receive your written proposal at our principal executive offices no later than December 29, 2008, which is the 120th calendar day before the one-year anniversary of the proxy statement we are releasing to our stockholders for this year’s annual meeting.  If the date of next year’s annual meeting (or special meeting in lieu of the annual meeting) is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year.  Such proposals also will need to comply with SEC regulations under Rule 14a-8 (Shareholder Proposals) regarding the inclusion of shareowner proposals in company-sponsored proxy materials.  Any proposals should be addressed to:

iParty Corp.
270 Bridge Street, Suite 301
Dedham, MA  02026
ATTN:  David E. Robertson, Chief Financial Officer
Fax:  (781) 326-7143

Except in the case of proposals made in accordance with SEC Rule 14a-8 (Shareholder Proposals), the Company’s proxy holders are allowed to use their discretionary voting authority on stockholder proposals that the Company did not receive written notice of at least 45 days prior to the anniversary of the date on which the Company first mailed its proxy materials for its immediately preceding annual meeting of stockholders. The deadline for proposals to be presented at the 2009 Annual Meeting of Stockholders is March 14, 2009.

Copy of By-Law Provisions:  You may contact our Chief Financial Officer (Mr. Robertson) at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals.  Our by-laws also are available on the Investor Relations page on our licensed website at www.iparty.com.

How may I communicate with the board of directors or the non-management directors on the board of directors?  You may submit an e-mail to our Board of Directors at bod@iparty.com.  All directors have access to this e-mail address.  Communications intended for our non-management “independent” directors should be directed to the attention of Frank Haydu at frankhaydu@yahoo.com.   You may report your concerns anonymously or confidentially.

Does iParty have a policy regarding the attendance of directors at the meeting?  Our by-laws do not mandate that members of the Board of Directors must attend the annual meeting of stockholders and we have no separate policy regarding such attendance.

How many directors attended last year’s annual meeting?  At last year’s annual meeting, six of our then seven directors were present in person.  All six of our current directors were present in person at last year’s meeting.

Does iParty have a code of conduct applicable to all directors, officers, and employees?  Yes.  In accordance with Section 406 of the Sarbanes-Oxley Act, Item 406 of SEC Regulation S-K, and Section 807 of the enhanced corporate governance rules of the American Stock Exchange, we have adopted a code of business conduct and ethics that is applicable to all our directors, officers and employees and is available on the Investor Relations page on our licensed website at www.iparty.com.  Our written code of business conduct and ethics provides for an enforcement mechanism and requires that waiver of its provisions for any of our directors or officers must be approved by our Board of Directors.  We are required to disclose any such waivers on the Investor Relations page of our corporate website at www.iparty.com.

Is the code of conduct publicly available?  Yes.  Our code of business conduct and ethics is available on the Investor Relations page on our licensed website at www.iparty.com.

Where can I see the Company’s corporate documents and SEC filings? iParty’s website contains its by-laws, the Board committee charters, corporate governance guidelines, code of business conduct and ethics and the Company’s SEC filings. To view the by-laws, the Board committee charters, corporate governance guidelines, or code of business conduct and ethics, go to www.iparty.com and click on “Investor Relations”. To view iParty’s SEC filings, including Forms 3, 4, and 5 filed by the Company’s directors and executive officers, go to www.iparty.com, click on “Investor Relations” and then click on “SEC Filings”.

iParty will also promptly deliver free of charge, upon request, the Company’s Certificate of Incorporation, by-laws, Board committee charters, corporate governance guidelines or the code of business conduct and ethics to any stockholder requesting a copy. Requests for these documents may be made in the same manner as requests for a copy of iParty’s Annual Report on Form 10-K.

How can I obtain an annual report on Form 10-K?  A copy of our Annual Report on Form 10-K for the year ended December 29, 2007 is enclosed with this proxy statement.  Stockholders may request another free copy of our proxy statement and our 2007 Annual Report on Form 10-K by making a written or oral request to:

iParty Corp.
270 Bridge Street, Suite 301
Dedham, MA  02026
ATTN:  David E. Robertson, Chief Financial Officer
Telephone:  (781) 329-3952

Our proxy statement and Annual Report on Form 10-K for fiscal 2007 is also available on the Investor Relations page of our licensed website at www.iparty.com and the SEC’s website at www.sec.gov.

Where can I get directions to the meeting?  The meeting will be held in the offices of Posternak Blankstein & Lund LLP on the 33rd floor of the Prudential Tower, 800 Boylston Street, Boston, MA.  Directions to the meeting location are available at www.pbl.com.

Who should I contact if I have any questions?  If you have any questions about the annual meeting or any matters relating to this proxy statement, please contact David E. Robertson, our Chief Financial Officer, at the address and telephone number above.

ITEMS TO BE ACTED ON AT THE MEETING

Proposal 1.                                   Election of Directors

Our entire Board of Directors, to consist of six (6) members, will be elected at the meeting.  Each nominee for director currently serves on our Board of Directors.  The directors elected will hold office until their successors are elected and qualified, which should occur at the next annual meeting or special meeting in lieu thereof, in accordance with our by-laws.

We have no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a director.  However, in the event any nominee is not a candidate or is unable or unwilling to serve as a director at the time of the election, the Board of Directors (on recommendation of the Nominating Committee) may either propose to reduce the number of directors or propose a substitute nominee.

Under the Certificate of Designations-Series C, for so long as at least 50% of the initially issued shares of Series C Preferred Stock remain outstanding, the holders of the Series C have the exclusive right, voting separately as a class, to elect one director of the Company (the “Series C Director”).  Robert W. Jevon is the designee of the holders of the Series C Preferred Stock.

Under the Certificate of Designations-Series D, for so long as at least 50% of the initially issued shares of Series D Preferred Stock remain outstanding, the holders of the Series D Preferred Stock have the exclusive right, voting separately as a class, to elect one director of the Company (the “Series D Director”).  The holders of the Series D Preferred Stock have not elected to designate a Series D Director at the 2008 Annual Meeting.

The Board recommends that you vote FOR each of the following nominees:

•                  Sal V. Perisano

•                  Daniel I. De Wolf

•                  Frank W. Haydu III

•                  Eric Schindler

•                  Joseph S. Vassalluzzo

•                  Robert W. Jevon, Jr. (for Series C Director)

Biographical information about each of these nominees can be found on pages 15 through 17 of this proxy statement.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees. Thus, unless you withhold authority or your proxy contains contrary instructions, a properly signed and dated proxy will be voted FOR the election of these nominees.  Votes withheld will not affect the outcome of the voting with respect to the election of any nominee.

Proposal 2.                                Proposal to amend the Certificate of Designations-Series B to change the requisite number of shares or holders necessary to amend or waive certain provisions therein

Our Board of Directors has approved and declares advisable an amendment to Section 4(c) and Section 7(c) of the Certificate of Designations-Series B that:

•                  Changes the waiver threshold in section 4(c) from the affirmative vote of a majority in number of the holders of the then outstanding shares of Series B Preferred Stock to the affirmative vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock (Section 4(c));

•                  Changes the approval threshold in section 7(c) from the consent of one-half in number of the holders of the then outstanding shares of Series B Preferred Stock to the consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock in the event that a vote is required due to an action that would adversely alter or change the powers, preferences, rights, privileges, and restrictions of the Series B Preferred Stock (Section 7(c)); and

•                  Adds the ability of the holders of a majority of the then outstanding shares of Series B Preferred Stock to waive any of the rights, preferences, designations, or restrictions contained in the Series B Preferred Stock (Section 7(c)).

The full text of the proposed resolutions is contained in the proposed Certificate of Amendment to the Restated Certificate of Incorporation, which is attached to this proxy statement as Appendix A and incorporated herein by reference.

Summary of Rights of Series B Preferred Stock. As set forth more fully in the Certificate of Designations - Series B, which is included as an exhibit to our annual report on Form 10-K for the fiscal year ended December 29, 2007, the holders of the Series B Preferred Stock have certain defined rights and preferences. These rights and preferences include: (i) a liquidation preference senior to the holders of our common stock, as more fully described under “Voting on Liquidation Events”, (ii) an anti-dilution provision that protects the holders in the event we issue common stock or certain rights including option grants in excess of certain defined amounts, to purchase or convert into common stock, at a price below the then existing conversion price, (iii) the right to participate in dividends, when and if declared by the Board of Directors, and (iv) certain defined voting rights, which include the right to vote together with the common stock as one class on all matters to which the common stock is entitled to vote and a separate class vote as described below under “Current Voting Standards of the Series B Preferred Stock.” With respect to the right to participate in dividends noted above, as of April 14, 2008, the Company has never paid a cash dividend on its common stock.

Current Voting Standards of the Series B Preferred Stock. Except as otherwise required by Delaware General Corporation Law, the Series B Preferred Stock is entitled to vote together with the common stock and all of the other outstanding classes of Convertible Preferred Stock on all matters to which the common stock is entitled to vote.  In addition, in certain circumstances, the holders of the Series B Preferred Stock have a separate class vote.  For example, the holders of shares of the Series B Preferred Stock vote as a separate class in the following circumstances:

•                  The creation and issuance of any series of preferred stock or other security which is senior as to liquidation and or dividend rights to such Series B Preferred Stock; and

•                  An action that repeals, amends, or otherwise changes the Certificate of Designations or Certificate of Incorporation in a manner that would alter or change the powers, preferences, rights, privileges, restrictions and conditions of the Series B Preferred Stock to adversely affect such class.

The Series B Preferred Stock has four distinct approval standards.  Depending on the matter to be acted on or waived, the necessary approval may require either: (i) the vote of a majority in number of the holders of the Series B Preferred Stock entitled to vote on the matter, (ii) the vote of one-half in number of the holders of the Series B Preferred Stock entitled to vote on the matter, (iii) the vote of the holders of one-half of the outstanding shares of the Series B Preferred Stock entitled to vote on the matter or (iv) the vote of holders of a majority of the outstanding shares of Series B Preferred Stock entitled to vote on the matter.  In addition, under Delaware General Corporation Law, the holders of the Series B Preferred Stock are entitled to vote as a class upon an amendment to the Certificate of Incorporation if the amendment, among other specified actions, would alter or change the powers, preferences, or special rights of the shares of such class that affects them adversely.  In this case, the minimum required vote under Delaware Law is a majority of the outstanding shares of the Series B Preferred Stock.  Thus, in addition to the standards noted above, Delaware General Corporation Law may require us to count the votes in two ways with respect to a proposed amendment before determining that a matter has been approved or defeated: first, count the number of stockholders voting, and second, count the number of votes cast on the matter.

Reasons for the Amendment. The proposed amendment to the Series B Preferred Stock seeks to make consistent the necessary vote or consent among the various approval provisions contained in the Series B Preferred Stock by having one standard that follows the Delaware General Corporation Law standard for separate class voting, and makes the approval provisions of the Series B Preferred Stock more similar to the other outstanding series of Convertible Preferred Stock.  By removing the provision requiring the Company to count stockholders rather than shares and making the approval standard essentially consistent throughout the terms of the Series B Preferred Stock, the Board believes that the approval of the amendment will have the following benefits:

•                  It will be easier to determine whether a particular vote is achievable;

•                  The approval provisions will be consistent and more understandable for our stockholders;

•                  The approval provisions will be consistent with the traditional concepts of majority voting and the minimum statutory requirements contained in the Delaware General Corporation law; and

•                  The Series B Preferred Stock approval power will be allocated according to the stockholder’s relative economic stake in the Company rather than the arbitrary number of owners.

The Board is proposing to amend the voting provisions of only the Series B Preferred Stock.  The voting provisions in the other series of preferred stock: 1) follow more closely the minimum statutory requirement of the Delaware General Corporation Law and 2) since they only have one or two stockholders, do not present the same issue in class voting as the Series B Preferred Stock. For those reasons, the Board is not proposing an amendment to the voting provisions of the other series of Convertible Preferred Stock.

We are not now considering any corporate action that would trigger one or more of the various special voting provisions of the Series B Preferred Stock or other series of Convertible Preferred Stock; however, we may be faced with such a vote in the future, and thus, we believe that, for the reasons expressed above, it is advisable to amend the voting terms of the Series B Preferred Stock at this time.

Voting on Liquidation Events. Under Section 4 of the Certificate of Designations-Series B, a liquidation, dissolution or winding up of iParty is considered a “liquidation event.” In the event of a “liquidation event”, a holder of shares of Series B Preferred Stock is entitled to receive a liquidation preference equal to $20 per share, equivalent to approximately $1.49 per common share on an as converted basis, or approximately $9.3 million in the aggregate at December 29, 2007. The liquidation preferences are payable to the holders of shares of Series B Preferred Stock pari passu and pro rata with the other outstanding shares of series of Convertible Preferred Stock and prior to any distribution to common stock.

The Certificate of Designations-Series B deems a merger, consolidation, or sale of substantially all of our assets of the Company a liquidation event if the holders of shares of Series B Preferred Stock do not receive securities in the surviving corporation that have substantially similar rights as the Series B Preferred Stock.  The terms of the Certificate of Designations-Series B allow the majority in number of holders to waive this deemed liquidation event.

We believe that the affirmative consent of a majority in number of the holders to effect a waiver of the deemed liquidation event is not typical.  Usually, the approval of the holders of a majority of the outstanding shares of Series B Preferred Stock would be used to effect the waiver.  As of April 14, 2008, there were 100 holders of shares of Series B Preferred Stock.  To obtain the necessary approval to effect a waiver of a deemed liquidation event, we would need to obtain the consent of 51 individual holders and these 51 holders might not represent a majority of the outstanding shares of the Series B Preferred Stock.

Specific Class Vote and Waiver Provision. The proposed amendment also contains an amendment to Section 7(c) making it more consistent with the minimum statutory requirements of Delaware General Corporation Law and adds a provision allowing the holders of shares of Series B Preferred Stock to waive any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth in the Certificate of Designations-Series B, or otherwise in the Restated Certificate of Incorporation on behalf of all holders of shares Series B Preferred Stock. As proposed, the waiver would require the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.  Absent the waiver provision, the Board might need to amend the Certificate of Designations-Series B to achieve the same results.  An amendment is potentially a more costly and time-consuming process. We believe that the waiver would allow us more flexibility and certainty in acting on or responding to certain corporate actions, including an acquisition or a financing, which might trigger the anti-dilution provisions or liquidation provision in the Series B Preferred Stocks.

Potential Effects of the Amendment on Voting Concentrations. If the proposed amendment is approved, as of April 14, 2008, we could obtain the same waiver or vote with the approval of as few as two or more holders rather than the 51 holders currently required under Section 4(c), and the 50 holders currently required under Section 7(c). As of April 14, 2008, there were 465,151 outstanding shares of Series B Preferred Stock. Based on the Company’s stockholder records as of April 14, 2008, Mr. Lessin, who beneficially owns 125,000 shares of Series B Preferred Stock, or approximately 27% of the outstanding shares of Series B Preferred Stock, and Roccia Partners, L.P., who beneficially owns 179,610 shares of Series B Preferred Stock, or approximately 39% of the outstanding shares of Series B Preferred

Stock, acting together or separately with a number of holders, could approve or defeat a matter. Given the current ownership of the shares of Series B Preferred Stock, no one owner before the proposed amendment or, if approved, after the proposed amendment could approve or defeat a matter acting alone.  See Ownership of iParty Stock for a discussion of Mr. Lessin’s and Roccia Partners, L.P’s stock holdings in the Company.

Approval Required and Recommendation. The proposal to amend Section 4(c) and Section 7(c) of the Certificate of Designations-Series B will require: (i) the affirmative vote of a majority of the outstanding shares of our common stock and Convertible Preferred Stock entitled to vote on the matter, voting together as a single class on an as converted basis, (ii) the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock entitled to vote on the matter, voting separately as a single class, and (iii) the affirmative vote of a majority in number of the holders of the Series B Preferred Stock entitled to vote on the matter, voting separately as a class, in the case of Section 4(c) and the affirmative vote of one-half in number of the holders of the Series B Preferred Stock entitled to vote on the matter, voting separately as a class, in the case of Section 7(c).

The Board of Directors recommends that you vote FOR approval of the amendment to Section 4(c) and Section 7(c) of the Certificate of Designations-Series B.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Proposal 3.            Proposal to Ratify the Selection of Independent Registered Public Accounting Firm.

Our Audit Committee has selected the independent registered public accounting firm of Ernst & Young LLP (“E&Y”) to examine and audit our financial statements for the year ending December 27, 2008. A resolution to ratify this selection will be presented at the meeting.

Stockholder ratification of the selection of E&Y is not required.  Although not required to do so, the Board is submitting the selection of E&Y for ratification by iParty’s stockholders for their views.  However, if the stockholders do not ratify the selection, the Audit Committee will take that into account in future deliberations. The Audit Committee will retain the ultimate discretion to appoint or terminate the appointment of our independent registered public accounting firm, irrespective of the outcome of this proposal.

E&Y audited and reported upon our financial statements for fiscal 2007.  In connection with that audit, E&Y also reviewed our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, quarterly financial statements for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 29, 2007, and our filings with the SEC, and consulted with management as to the financial statement implications of matters under consideration.

We expect that one or more representatives of E&Y will be present at the annual meeting. They will be afforded an opportunity to make a statement at the annual meeting if they desire to do so and to respond to appropriate questions by stockholders.

E&Y has advised us that it has no direct, nor any indirect, financial interest in iParty or any of its subsidiaries.

The proposal to ratify the selection of E&Y as our independent registered public accounting firm for fiscal 2008 requires the affirmative vote of a majority of the votes cast at the meeting by the holders of outstanding shares of all classes of our stock entitled to vote thereon who are present at the meeting either in person or by proxy.

The Board recommends that you vote FOR the proposal to ratify the selection of Ernst & Young LLP.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Information about the fees and services we paid to E&Y in 2006 and 2007 is contained on page 28 of this proxy statement.

OWNERSHIP OF iPARTY STOCK

The following table shows the number of shares of our common stock beneficially owned as of April 14, 2008 by:

•                  each person or entity that we believe beneficially owns more than 5% of our common stock,

•                  each director and nominee for director,

•                  each person shown in the summary compensation table on page 23 below, and

•                  all executive officers and directors as a group.

Name of Beneficial Owner (1)	Number of Common Shares Beneficially Owned (2)		Percent of Class
5% Stockholders

Robert H. Lessin Jefferies & Co. 520 Madison Ave., 12th Floor New York, NY 10022	11,086,521	(3)	35.4%

Roccia Partners, L.P. c/o Lorenzo Roccia 220 East 67th Street New York, NY 10021	3,080,926	(4)	12.1%

Naida S. Wharton c/o Sandra Minardo 520 Madison Ave., 12th Floor New York, NY 10022	2,474,100	(5)	10.9%

Highbridge International LLC c/o Eleazer N. Klein Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022	2,083,334	(6)	8.4%

Boston Millennia Partners, LP 30 Rowes Wharf, Suite 500 Boston, MA 02110	1,365,200	(7)	5.7%

Patriot Capital Limited c/o Stephen Rasch Loeb, Block and Partners LLP 505 Park Avenue New York, NY 10022	1,184,803	(8)	5.0%

Directors, Nominees for Director, and Executive Officers
Sal V. Perisano	4,597,958	(9)	17.0%
Patrick Farrell	1,014,587	(10)	4.3%
Dorice P. Dionne	4,597,958	(11)	17.0%
David Robertson	31,250	(12)	0.1%
Daniel I. De Wolf	495,000	(13)	2.1%
Joseph S. Vassalluzzo	405,000	(14)	1.8%
Frank W. Haydu III	260,000	(15)	1.1%
Eric Schindler	235,000	(16)	1.0%
Robert W. Jevon, Jr. Boston Millennia Partners, LP 30 Rowes Wharf, Suite 500 Boston, MA 02110	75,000	(17)	0.3%
All executive officers and directors as a group (8 persons)	6,099,208		21.4%

1.                           Unless otherwise indicated, all addresses are c/o iParty Corp., 270 Bridge Street, Suite 301, Dedham, MA  02026.

2.                           The number of shares beneficially owned by each entity, person, director or named executive officer is determined under SEC rules, particularly Rule 13d-3, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power.  Such persons and entities are also deemed under the same rules to beneficially own any shares that they have the right to acquire within sixty (60) days of April 14, 2008 (i.e., June 13, 2008) through the conversion of convertible preferred stock, the exercise of stock options or warrants or other similar rights.  This stock ownership information is based upon information furnished to us by the persons named in the table.  The percentage of class is calculated in accordance with Rule 13d-3 and is based on 22,717,400 shares outstanding as of April 14, 2008 plus, as to each holder thereof and no other person, the number of shares (if any) that the person has the right to acquire on or prior to June 13, 2008, through the exercise of stock options or warrants or other similar rights.

3.                           Mr. Lessin beneficially owns (1) 2,474,100 shares of common stock, (2) 250,000 shares of common stock that may be acquired upon the exercise of presently exercisable options, (3) 273,268 shares of common stock that may be acquired upon the exercise of presently exercisable warrants, (4) 1,674,500 shares of common stock that may be acquired upon the conversion of 125,000 shares of presently convertible Series B Preferred Stock, (5) 3,652,250 shares of common stock which may be acquired upon the conversion of 250,000 shares of presently convertible Series D Preferred Stock which constitutes all of the outstanding Series D Preferred Stock, and (6) 2,762,403 shares of common stock which may be acquired upon the conversion of 266,667 shares of presently convertible Series E Preferred Stock.  The figure listed in the table does not include any shares reflected as owned by Ms. Wharton, who was formerly Mr. Lessin’s spouse.

4.                           The figure in the table for Roccia Partners, L.P. includes 2,406,056 shares of common stock, which may be acquired upon the conversion of 179,610 shares of presently convertible Series B Preferred Stock held in the name of Roccia Partners, L.P.  The figure also includes (1) 364,100 shares of common stock held in the name of Roccia Venture Partners, L.P. and (2) 310,770 shares of common stock, which may be acquired upon the conversion of 30,000 shares of presently convertible Series E Preferred Stock held in the name of Roccia Venture Partners, L.P.

5.                           Ms. Wharton beneficially owns 2,474,100 shares of common stock.

6.                           The figure in the table for Highbridge International LLC includes 2,083,334 shares of common stock, which may be acquired upon the exercise of a presently exercisable warrant.

7.                           The figure in the table for Boston Millennia Partners, LP includes 1,365,200 shares of common stock that may be acquired upon the conversion of 100,000 shares of presently convertible Series C Preferred Stock owned by Boston Millennia Partners, LP and an affiliated entity, which constitutes all of the oustanding Series C Preferred Stock. The figure in the table does not include any of the shares beneficially owned by Mr. Jevon described in footnote (17) below.

8.                           The figure in the table for Patriot Capital Limited includes 1,184,803 shares of common stock, which may be acquired upon the conversion of 114,286 shares of presently convertible Series F Preferred Stock, which constitutes all of  the outstanding Series F Preferred Stock.

9.                           Mr. Perisano owns 204,700 shares and holds options for 4,393,258 shares, which are presently exercisable.  The figure in the table includes options for 2,779,645 shares granted to Mr. Perisano and options for 1,613,613 granted to Mr. Perisano’s wife, Ms. Dionne.  The figure in the table includes 204,700 shares of common stock held jointly by Mr. Perisano and Ms. Dionne.

10.                     Mr. Farrell owns 44,500 shares and holds options for 970,087 shares, which are presently exercisable.

11.                     Ms. Dionne owns 204,700 shares and holds options for 4,393,258 shares, which are presently exercisable.  The figure in the table includes options for 2,779,645 shares granted in the name of Ms. Dionne’s husband, Mr. Perisano, and options for 1,613,613 shares granted to Ms. Dionne.  The figure in the table includes 204,700 shares of common stock held jointly by Mr. Perisano and Ms. Dionne.

12.                     Mr. Robertson holds options for 125,000 shares, of which 31,250 are presently exercisable or will be exercisable within 60 days of April 14, 2008.

13.                     Mr. De Wolf beneficially owns 10,000 shares of common stock and holds options for 485,000 shares, which are presently exercisable or will be exercisable within 60 days of April 14, 2008. The owner of record of the 10,000 shares of common stock is Pine Street Ventures LLC, a Delaware limited liability company.  The beneficial owners of Pine Street Ventures are Mr. De Wolf’s children.  Mr. De Wolf controls sole voting power.

14.                     Mr. Vassalluzzo beneficially owns 140,000 shares of common stock and holds options for 265,000 shares, which are presently exercisable or will be exercisable within 60 days of April 14, 2008.

15.                     Mr. Haydu beneficially owns 25,000 shares of common stock and holds options for 235,000 shares, which are presently exercisable or will be exercisable within 60 days of April 14, 2008.

16.                     Mr. Schindler beneficially holds options for 235,000 shares, which are presently exercisable or will be exercisable within 60 days of April 14, 2008.

17.                     Mr. Jevon beneficially owns 75,000 shares of common stock that may be acquired upon the exercise of presently exercisable options. Mr. Jevon is employed by Boston Millenia Partners, LP. Mr. Jevon has been awarded stock options, which are presently exercisable, to purchase 75,000 shares of common stock, for serving from February 2000 to June 2001 as director by appointment of Boston Millenia Partners, LP. The figure for Mr. Jevon does not include any of the shares described in footnote (7) above with respect to Boston Millenia Partners, LP.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

The following table sets forth the name and age of each of our directors, his or her position with us, and the period during which he has served as a director.  Each of our currently serving directors is a nominee for reelection as a director at the meeting.

Name	Age	Position	Director Since
Sal V. Perisano	57	Chairman of the Board, Chief Executive Officer	1998
Daniel I. De Wolf	51	Director	2003
Frank W. Haydu III	60	Director	2003
Eric Schindler	47	Director	2003
Joseph S. Vassalluzzo	60	Director	2004

Series C Director
(Elected only by holders of Series C Preferred Stock)
Robert W. Jevon, Jr.	55	Series C Director	2006

Sal V. Perisano, age 57, has served as a director of iParty since 1998 and its Chief Executive Officer since 1999.  Mr. Perisano served as Chairman of the Board and President of The Big Party Corporation from 1992 to 1998, and continued serving as a director until 2000.  In 1981, he co-founded Videosmith, which became a leading video retailer in the Boston area.  In 1989, Videosmith was sold to a publicly traded company called Xtravision

PLC, which owned 250 stores throughout the U.K. and Ireland.  Mr. Perisano stayed on as a director and was later named Chief Executive Officer of the parent company, which was subsequently acquired by Blockbuster Video.  Mr. Perisano holds a bachelor’s degree from Boston College and a master’s degree from Harvard University.  Mr. Perisano is married to Ms. Dorice Dionne, who is employed by iParty as its Senior Vice President, Merchandising and Marketing.

Daniel I. De Wolf, age 51, has served as a director of iParty since 2003.  Mr. De Wolf is a member of the corporate practice in the New York office and Co-Chair of the Ventures and Emerging Company Group of the law firm of Mintz, Levin, Cohen, Ferris, Glovsky, and Popeo PC.  Prior to joining Mintz Levin, he was the President of the Dawntreader Group and a Managing Director of Dawntreader Ventures, an early stage venture capital firm.  Mr. De Wolf is also an adjunct professor at the New York University Law School, where he teaches venture capital law.  From 1999 to 2003, Mr. De Wolf was Director of Venture Capital Funds for SoundView Technology Group. Prior to joining SoundView, Mr. De Wolf was Of Counsel with the law firm of Cahmy, Karlinsky & Stein LLP (“CKS”) in New York City.  Mr. De Wolf established the Corporate and Securities Practice Group at CKS in 1994 and was the head of that firm’s New Media and E-Law Group.  Mr. De Wolf has over 25 years of corporate transactional experience and has been an advisor to many early and developmental stage companies. Mr. De Wolf is a graduate of the University of Pennsylvania as well as the University of Pennsylvania School of Law.  Mr. De Wolf currently serves as a director of various privately-held companies, including, HNW, Inc., Tutor.com, and Visible World.

Frank W. Haydu III, age 60, has served as a director of iParty and Chairman of our Audit Committee since November 2003.  Since November 2001, Mr. Haydu has served as a Managing Director of Valuation Perspectives, Inc., a financial services consulting practice and since August 2005, has served in a consulting capacity at Source Precision Medicine, a life sciences medical supplier. Until May 2001, Mr. Haydu served as the Chairman of Haydu & Lind, LLC, a senior living development company. Mr. Haydu also serves as a director of CombinatoRx, Inc., Moldflow Corporation and several private companies. Mr. Haydu holds a Bachelor of Arts degree in economics from Muhlenberg College.

Eric Schindler, age 47, has served as a director of iParty since 2003. Mr. Schindler serves as CEO of ESSA, a medical aesthetics group in Argentina since 2007. Before 2007, Mr. Schindler headed the investment banking division at Calyon Securities (USA) Inc., which was formerly known as Crédit Lyonnais Securities (USA) Inc. Before joining Crédit Lyonnais Securities in 1995, Mr. Schindler was employed by Crédit Lyonnais La Défense in France, and was responsible for a team of senior bankers for the bank’s global relationships with multinational corporations in the infrastructure, engineering, telecommunications, transportation, auto parts, and information systems sectors.  Prior to this position, from 1989 to 1992, Mr. Schindler was a Vice President responsible for Latin American debt restructurings and debt/equity swaps.  He also headed the investment banking activities at Crédit Lyonnais Argentina from 1987 to 1989.  Mr. Schindler is a former director of Crédit Lyonnais Securities in New York and Crédit Lyonnais in Brazil.  Mr. Schindler has a National Public Accountant degree from Universidad Católica Argentina and a B.A. in two languages with a specialization in Economic Sciences from Académie de Poitiers.

Joseph S. Vassalluzzo, age 60, has served as a director of iParty since 2004. From 2000 to 2005, Mr. Vassalluzzo served as Vice Chairman of Staples, Inc., in which capacity he was responsible for Staples’ store growth, both domestic and abroad, oversaw Staples’ corporate environmental initiatives, and was responsible for its merger and acquisition activities worldwide.  He first joined Staples, Inc. in 1989 as its Executive Vice President, Growth & Support Services.  He was named Executive Vice President, Global Growth and Development of Staples, Inc. in 1993, was promoted to President, Staples Realty & Development in 1997, and was further promoted to Vice Chairman of Staples, Inc. in 2000.  Before joining Staples, Mr. Vassalluzzo held executive positions at American Stores Co., Acme Supermarkets, Mobil Corp. and Amerada Hess Corp.  Mr. Vassalluzzo currently serves as an independent director and non-executive Chairman of the Board of Federal Realty Investment Trust, a publicly-held REIT, as an independent director of Life Time Fitness, Inc., as an independent director of Commerce Bancorp., Inc., and as a director of Zoots, Inc., a privately-held dry cleaning chain, and Olly Shoes, Inc., a privately held children’s shoe chain.  Mr. Vassalluzzo holds a B.S. degree in Marketing from Pennsylvania State University and an M.B.A. from Temple University.

Robert W. Jevon, Jr., age 55, has served as a director of iParty since 2006 and previously served as a director of iParty from 2000 to 2001. Since 2000, Mr. Jevon has served as a Partner of Boston Millennia Partners, LP, a venture capital firm, having first joined the firm in 1997 as a Principal.  Mr. Jevon’s primary investment focus is business services, health care and life sciences.  Mr. Jevon currently serves on the Board of Directors of  Athenix

Corp., MedAptus, Inc. and PHT Corporation. Prior to his current position, Mr. Jevon was a Venture Affiliate of Boston Capital Ventures from 1995 to 1996 and was a Principal of Watch Hill Corporation from 1993 to 1995.  From 1989 to 1992, he was the Controller of Bolt Beranek & Newman’s Communications Division.  He is a graduate of Haverford College and holds an M.B.A. from Amos Tuck School at Dartmouth College.

Director Independence

Our Board of Directors has determined that each of our director-nominees is an “independent” director as defined under applicable rules of the SEC and American Stock Exchange, except for (1) Mr. Perisano, who serves as our Chief Executive Officer, and (2) Mr. Jevon, who is an employee of Boston Millennia Partners, LP, which beneficially owns all of the outstanding shares of our Series C Preferred Stock, which is entitled to designate the Series C Director. As a result, the Board of Directors has determined that a majority of the director-nominees are “independent” under applicable rules of the SEC and American Stock Exchange.

Attendance at Annual Meeting and at Meetings of the Board and Its Committees

Although we do not have a policy on our directors attending our annual meeting, we normally expect each of our directors to be present at the stockholders’ meeting.  At last year’s annual meeting, all of our directors attended the meeting, with the exception of Ms. Vest, who was the Series D Director representative at that time.  Our Board held a total of five meetings during 2007.  Each director attended 75% or more of all board meetings and committee meetings on which he served during 2007.

Board Committee Matters

Our Board of Directors met five (5) times during 2007.  Our Board of Directors has three principal committees: the Audit Committee, the Compensation Committee, and the Nominating Committee.  All of the members of each of these committees are “independent” directors as defined under applicable American Stock Exchange rules and rules of the SEC, including, in the case of the Audit Committee, the additional independence criteria for determining eligibility for director service on audit committees under applicable American Stock Exchange and SEC rules.

In addition to the principal committees described above, our Board of Directors also has a Real Estate Committee, consisting of Messrs. Perisano and Vassalluzzo, which considers, from time to time, certain store location and store lease issues in conjunction with our senior management.

Our Board of Directors has adopted certain corporate governance guidelines which are available on the Investor Relations page on our licensed website at www.iparty.com.

The following charts describe the function and number of times that each committee of the Board of Directors met in 2007 and the membership of each committee:

Audit Committee — 4 Meetings

Function		Members
•	Engage the independent registered public accounting firm	Frank W. Haydu III (Chairman)
•	Review the annual and quarterly financial statements	Daniel I. De Wolf
•	Review control procedures and accounting practices	Eric Schindler
•	Monitor accounting and reporting practices
•	Review compliance with the conflict-of-interest policy
•	Review our capital structure
•	Exercise such other functions as mandated by the Sarbanes-Oxley Act and other applicable laws and regulations

We have a separately - designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each member of our Audit Committee is “independent” as defined under applicable rules of the SEC and the American Stock Exchange.  Our Board of Directors has also determined that each of Messrs. Haydu, De Wolf and Schindler is an “audit committee financial expert” as defined by applicable regulations promulgated by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act.

The Audit Committee has adopted a charter which is available on the Investor Relations page on our licensed website at www.iparty.com. We have also adopted a “whistleblower” policy which is available on the Investor Relations page on our licensed website at www.iparty.com.

See the report of the Audit Committee on page 19 below.

Compensation Committee — 2 Meetings

Function	Members
• Review and approve compensation and benefit programs	Daniel I. De Wolf (Chairman)
• Determine compensation of senior executives	Frank W. Haydu III
• Make recommendations to the full Board regarding director compensation	Eric Schindler
• Administer stock option plans

The Compensation Committee, currently composed of three non-employee directors who qualify as “independent” under applicable SEC and American Stock Exchange rules, is responsible for approving all matters concerning our total compensation practices and philosophy, including the conducting of periodic reviews of those practices and the philosophy that underlies them to ensure that they support the objectives of iParty and the interests of its stockholders.  In particular, the Compensation Committee is responsible for the review and recommendation to the full Board of Directors of the compensation of iParty’s Chief Executive Officer, review and approval of the compensation of our other executive officers pursuant to employment agreements between iParty and such executive officers, and review and approval of other employee benefit plans.  The Committee is also primarily responsible for assisting the full Board in administering and interpreting our Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan (our only stock option plan). The Committee also reviews and makes recommendations to the full Board regarding compensation arrangements involving iParty’s directors.

The Compensation Committee has sole authority to retain and/or terminate all external consultants to the Compensation Committee and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Compensation Committee has sole authority to approve the fees of the external consultants.  The Compensation Committee has adopted a charter which is available on the Investor Relations page on our licensed website at www.iparty.com.

Nominating Committee — 1 Meeting

Function	Members
• Review and recommend to the full Board nominations for election to the Board of Directors	Eric Schindler (Chairman)
Daniel I. De Wolf
Frank W. Haydu III
Joseph S. Vassalluzzo

The Nominating Committee has adopted a charter which is available on the Investor Relations page on our licensed website at www.iparty.com.

The Nominating Committee will consider candidates for our Board that are recommended by our stockholders to the extent such nominations are provided no later than the deadline for stockholder proposals and in the manner for stockholder proposals outlined above on page 6.  The Nominating Committee is committed to evaluating nominees recommended by our stockholders no differently than other nominees.  The Nominating Committee believes that all nominees must possess, as a minimum qualification, the personal integrity necessary to comply with all applicable legal and regulatory duties imposed on directors of public companies, including without limitation, the fiduciary duties of care and loyalty, and must possess sufficient business and other relevant experience to be able to exercise business judgment in the best interests of iParty and its stockholders.

Stockholder recommendations for director should include: (i) the name and address of the stockholder recommending the person to be nominated; (ii) a representation that the stockholder is a holder of record of stock of iParty, including the number of shares held and the period of holding; (iii) a description of all arrangements or understandings between the stockholder and the recommended nominee; (iv) such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended; and (v) the consent of the recommended nominee to serve as a director of iParty, if so elected.

It is expected that the Nominating Committee will have direct input from the Chief Executive Officer on Director nominees. Input on nominees will also be solicited from the other members of the Board. Management and other external sources may also identify prospective Director nominees.

Report of the Audit Committee

The Audit Committee hereby states that it:

•                  Has reviewed and discussed the audited financial statements as of and for the year ended December 29, 2007 with iParty’s management;

•                  Has discussed with iParty’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented;

•                  Has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence; and

•                  Based upon the above mentioned reviews and discussions, has recommended to the Board of Directors of iParty (and the Board of Directors approved) that the audited financial statements be included in iParty’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for filing with the Securities and Exchange Commission, which was filed with the SEC on March 13, 2008.

The Audit Committee is solely responsible for the selection, compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing and issuing an audit report.

Management has primary responsibility for iParty’s financial statements and the overall reporting process, including iParty’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of iParty in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors, reviews iParty’s financial disclosures, and meets privately, outside the presence of management, with the independent auditors to discuss internal accounting control policies and procedures.  These discussions address the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in iParty’s financial statements.  The Audit Committee reports on these meetings to the Board of Directors.

Pursuant to applicable American Stock Exchange rules, the Audit Committee certifies that it has adopted a formal written Audit Committee Charter and that the Audit Committee has a policy in accordance with said rules of the American Stock Exchange of reviewing and reassessing the adequacy of the Audit Committee Charter on an annual basis.

During 2007, iParty paid no fees to Ernst & Young LLP for consulting work outside the review and audit of their financial statements and related tax research and compliance tax return preparation.

Submitted by:

Frank W. Haydu III, Chairman
Daniel I. De Wolf
Eric Schindler

DIRECTOR COMPENSATION

Section 3(b) of our Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan (the “Stock Option Plan”) provides that each non-employee director shall be granted, on the effective date of the commencement of his term as director, an option to purchase 25,000 shares of our common stock.  It further provides that each of our directors who is not an executive officer shall be granted, on an annual basis on the last trading date in August of each year, options to acquire 25,000 shares of common stock, at an exercise price equal to the fair market value of the underlying common stock on the date of grant.

Pursuant to Section 14(b) of the Stock Option Plan, beginning in 2004, our Board of Directors has voted that, in lieu of the stock option grants described in the preceding paragraph, only independent directors shall be eligible to receive stock options by virtue of their service as directors in amounts to be determined annually by the Board of Directors.  Accordingly, at a meeting held on June 6, 2007 our Board of Directors (on recommendation of the Compensation Committee) voted that each independent director (determined to be each of Messrs. De Wolf, Haydu, Schindler and Vassalluzzo) would be granted an option on June 6, 2007 exercisable for the purchase of 25,000 shares of our common stock and be paid a $25,000 cash payment in respect of his service as a director and for serving on the committees of our Board of Directors.  The Board of Directors approved the Compensation Committee’s recommendation that each such option would vest quarterly over a one-year period and the $25,000 cash payment would be paid quarterly over a one-year period.  As a result of these determinations, each of Messrs. De Wolf, Haydu, Schindler, and Vassalluzzo was granted an option exercisable for 25,000 shares.  Each of these stock option grants was made pursuant to the Stock Option Plan, at an exercise price equal to the market price of our common stock at the close of business on the grant date.

At that same meeting held on June 6, 2007, the Board of Directors also voted to accept the Compensation Committee’s recommendation that Mr. Haydu be paid a $10,000 cash payment for serving as Chairman of the Audit Committee.  Mr. Haydu recused himself from this vote. In addition, the Compensation Committee recommended to the Board of Directors that it accept our management’s proposal to engage Mr. Vassalluzzo as a part-time consultant to our company for a one-year period at an annual fee of $60,000.  The Board of Directors voted in favor of the Compensation Committee’s recommendation and our management’s proposal in this regard. Pursuant to this arrangement, our Chairman and CEO, Mr. Perisano, consults with Mr. Vassalluzzo with respect to various retail, operational, strategic, real estate and store location issues, as may from time to time be necessary and appropriate.  Such services on occasion require Mr. Vassalluzzo’s presence at our corporate headquarters in Dedham, Massachusetts and/or current or proposed store location sites, principally in New England and Florida.

At a meeting held on September 26, 2007, the Board of Directors (on recommendation of the Compensation Committee) voted that, effective October 1, 2007, the annual cash payments to be paid to each independent director for serving on the committees of our Board of Directors be increased to the following amounts, which are in addition to the $25,000 cash payment described above for board service:

Director	Annual Committee Compensation
Frank W. Haydu III	$20,000

Eric Schindler	$10,000

Daniel I. De Wolf	$10,000

Joseph S. Vassalluzzo	$25,000

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation that we paid our non-employee, independent directors for the fiscal year ended December 29, 2007.  Our one employee-director, our Chairman of the Board and Chief Executive Officer, Mr. Perisano, earned no compensation for his service as a director in 2007.  Similarly, our other non-independent director, Mr. Jevon, earned no compensation for his services as a director in 2007.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation		Total
Daniel I. De Wolf	$27,500	—	$7,815	(1)	—	—	—		$35,315

Frank W. Haydu III	37,500	—	7,815	(1)	—	—	—		45,315

Eric Schindler	27,500	—	7,815	(1)	—	—	—		35,315

Joseph S. Vassalluzzo	31,250	—	7,815	(1)	—	—	$60,000	(2)	99,065

(1)                      Reflects the value of options granted, in amounts equal to the expense recognized for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment. For a description of the assumptions made in the valuation of these awards, see footnote 12 of iParty’s financial statements for the fiscal year ended December 29, 2007 contained in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 29, 2007. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the holder). Additionally, there can be no assurance that the FAS 123R amounts shown in the table will ever be realized by the holder.

(2)                      Reflects payments for consulting services rendered to us by Mr. Vassalluzzo pursuant to consulting agreements in effect.

EXECUTIVE COMPENSATION

Executive Officers

The following sets forth our current executive officers, their ages, the positions and offices held by each person, and the year each person first served as an executive officer of iParty.  The officers serve at the discretion of the Board of Directors.

Mr. Perisano’s background is summarized on page 15 and 16 above.

Dorice P. Dionne, age 55, has been iParty’s Senior Vice President, Merchandising and Marketing since April 1999.  She co-founded The Big Party Corporation with her husband, Sal Perisano, in 1992 in Boston.  She served as chief merchant and creative director of The Big Party and has been involved in the party retailing industry since 1985.  She is a graduate of Boston College.

David E. Robertson, age 58, has served as iParty’s Chief Financial Officer since April 2007.  From January 2005 until April 2007, Mr. Robertson was employed as a private accounting consultant, primarily in the area of  Sarbanes-Oxley compliance, for a variety of public and private companies.  From 1999 to 2005, Mr. Robertson served as Vice President and Chief Financial Officer of Kitchen Etc. Inc., a specialty (cooking and dining) retailer, headquartered in Exeter, New Hampshire, which filed for Chapter 11 bankruptcy protection in 2004.  From 1996 to 1999, he established and operated a professional services firm based in Nashua, New Hampshire.  From 1985 to 1996, he held a variety of positions in the audit, accounting, and financial operations of Lechmere, Inc.  From 1980 to 1985, Mr. Robertson worked as an audit and accounting manager at Zayre Corp. (now TJX Companies).  From 1975 to 1979, he was employed in the audit division of Ernst & Young.  Mr. Robertson is a Certified Public Accountant. He holds a bachelor’s degree from Harvard College, and a master’s degree from Northeastern University.

SUMMARY COMPENSATION TABLE

The following table summarizes the aggregate cash compensation earned during 2006 and 2007 (see footnote below) by our Chief Executive Officer, Chief Financial Officer and other executive officers that received compensation during 2006 and 2007 in excess of $100,000 in salary and bonus.  Currently, options have been granted to management as indicated below.

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	All Other Compensation		Total
Sal V. Perisano, Chief Executive Officer	2007	$309,135	$20,650	$28,580	$2,129	(3)	$360,494
	2006	$296,875	$29,687	—	—		$326,562

Dorice P. Dionne, Senior Vice President, Merchandising and Marketing	2007	$185,481	$12,390	$11,432	$1,983	(3)	$211,286
	2006	$178,125	$17,813	—	—		$195,938

David E. Robertson, Chief Financial Officer (4)	2007	$116,923	$7,810	$5,849	$328	(3)	$130,910

Patrick Farrell, former President and Chief Financial Officer (5)	2007	$196,518	$5,507	$14,569	$4,526	(6)	$221,120
	2006	$192,500	$19,250	—	$11,735	(7)	$223,485

1.                           These amounts reflect bonuses earned in fiscal 2007 under the Company’s Executive Incentive Compensation Plan.

2.                           These amounts reflect the value of options granted, in amounts equal to the expense recognized in fiscal 2007 for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment. For a description of the assumptions made in the valuation of these awards, see footnote 12 of iParty’s financial statements for the fiscal year ended December 29, 2007 contained in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 29, 2007. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the holder). Additionally, there can be no assurance that the FAS 123R amounts shown in the table will ever be realized by the holder.

3.                           These amounts are for additional term life insurance.

4.                           Mr. Robertson joined iParty in April 2007.

5.                           Mr. Farrell separated from iParty effective November 15, 2007.  See the discussion below on Mr. Farrell.

6.                           This amount includes $208 for automobile allowances, $2,333 for supplemental retirement plan contributions, $1,597 for supplemental retirement plan tax gross-up, and $388 for additional term life insurance.

7.                           This amount includes $5,408 for automobile allowances, $3,356 for supplemental retirement plan contributions, $2,301 for supplemental retirement plan tax gross-up, and $670 for additional term life insurance.

Individual Compensation of Executive Officers

Sal V. Perisano (Chief Executive Officer).  At the beginning of fiscal 2006, we paid Mr. Perisano at an annualized base salary rate of $287,500, which increased on March 31, 2006 to $300,000 pursuant to the terms of our then-current employment agreement with Mr. Perisano, dated May 14, 2004.  Under the terms of our new three-year employment agreement with Mr. Perisano, dated March 22, 2007, we increased Mr. Perisano’s annualized base salary rate to $312,500 effective April 1, 2007, and to $325,000 on April 1, 2008. The agreement further provides that Mr. Perisano’s annualized base salary will increase to $337,500 for the period April 1, 2009 through March 31,

2010.  The employment agreement provides that Mr. Perisano is also eligible to participate in bonus plans as the Compensation Committee of the Board may establish from time to time for our senior executive officers.  Under the terms of his employment agreement, in the event of a termination not for cause (as defined in the agreement), Mr. Perisano would be entitled to receive a severance payment equal to 12 months salary at the base salary rate then in effect, payable in 12 equal monthly installments, as well as the continuation of his then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of 12 months. The agreement also provides that in the event of a termination not for cause that occurs within 13 months of a change in control (as defined in the agreement), Mr. Perisano would be entitled to receive a severance payment equal to not less than 2.5 times and not more than 3.0 times his annual salary rate then in effect, payable in a lump sum, as well as the continuation of his then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of 12 months. The agreement also provides for certain payments to Mr. Perisano in the event he terminates his employment with us for good reason (as defined in the agreement) and contains certain non-competition and non-solicitation provisions.  Pursuant to our employment agreement with Mr. Perisano dated March 22, 2007, our Board of Directors granted Mr. Perisano a stock option on June 6, 2007 exercisable for 375,000 shares of our common stock, at an exercise price per share equal to the closing price of the common stock on that date.

Dorice P. Dionne (Senior Vice President, Merchandising and Marketing). At the beginning of fiscal 2006, we paid Dorice Dionne at an annualized base salary rate of $172,500, which increased on March 31, 2006 to $180,000 pursuant to the terms of our then-current employment agreement with Ms. Dionne, dated May 14, 2004.  On March 22, 2007, we entered a new three-year employment agreement with Ms. Dionne pursuant to which Ms. Dionne’s annualized base salary rate was further increased to $187,500 on April 1, 2007, and to $195,000 on April 1, 2008. The agreement further provides that Ms. Dionne’s annualized base salary will increase to $202,500 for the period April 1, 2009 through March 31, 2010.  The employment agreement provides that Ms. Dionne is also eligible to participate in bonus plans as the Compensation Committee of the Board may establish from time to time for our senior executive officers.  Under the terms of her employment agreement, in the event of a termination not for cause (as defined in the agreement), Ms. Dionne would be entitled to receive a severance payment equal to 12 months salary at the base salary rate then in effect, payable in 12 equal monthly installments, as well as the continuation of her then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of 12 months. The agreement also provides that in the event of a termination not for cause that occurs within 13 months of a change in control (as defined in the agreement), Ms. Dionne would be entitled to receive a severance payment equal to eighteen (18) months of her base salary, payable in a lump sum, as well as the continuation of her then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of 12 months. The agreement also provides for certain payments to Ms. Dionne in the event she terminates her employment with us for good reason (as defined in the agreement) and contains certain non-competition and non-solicitation provisions.  Pursuant to our employment agreement dated March 22, 2007, our Board of Directors granted Ms. Dionne a stock option on June 6, 2007 exercisable for 150,000 shares of our common stock, at an exercise price per share equal to the closing price of the common stock on that date.

David E. Robertson (Chief Financial Officer).   On March 22, 2007, we entered into a letter agreement with David E. Robertson, pursuant to which Mr. Robertson commenced employment with us as our Chief Financial Officer effective April 2, 2007.  Our letter agreement with Mr. Robertson provides that we shall pay him an annualized salary of $160,000.  Pursuant to the letter agreement, our Board of Directors granted Mr. Robertson a stock option on June 6, 2007 exercisable for 125,000 shares of our common stock, at an exercise price per share equal to the closing price of the common stock on that date. Our letter agreement with Mr. Robertson also entitles him to participate in iParty’s Executive Incentive Compensation Plan and various additional employee benefits, including health, dental and life insurance and participation in our 401(k) defined contribution retirement savings plan. Under the terms of the letter agreement, in the event of termination not for cause, as defined in the letter agreement, Mr. Robertson would be entitled to receive 6 months of severance pay, payable in accordance with the normal payroll policies and procedures of the Company, as well as the continuation of health, dental and life insurance benefits on the Company’s plans for a period of 6 months.

Patrick Farrell (former President and Chief Financial Officer).  At the beginning of fiscal 2006, we paid Mr. Farrell at an annualized base salary rate of $185,000, which increased on March 31, 2006 to $195,000 pursuant to the terms of our then-current employment agreement with Mr. Farrell, dated May 14, 2004.  On January 8, 2007, we entered into a new employment agreement with Mr. Farrell for a term beginning January 8, 2007, at an annualized salary of $200,400 through November 15, 2007.  Pursuant to the terms of our new agreement with Mr. Farrell, he continued to be employed by us on a full-time basis through May 15, 2007 and thereafter on a part-time basis through November 15, 2007.  The agreement provided that his service to us after May 15, 2007 could be performed by telecommuting. The agreement with Mr. Farrell reflected the fact that he had informed us that personal, family reasons would require him to relocate from the Boston area to New York during 2007 and reflected his desire to assist us in effecting a smooth transition with our new Chief Financial Officer, David E. Robertson.  The employment agreement provided that Mr. Farrell remained eligible to participate in bonus plans as the Compensation Committee of the Board might establish from time to time for our senior executive officers.  Under the terms of his employment agreement, in the event of a termination not for cause (as defined in the agreement), Mr. Farrell would have been entitled to receive the amount of salary he would have been entitled to had he remained an iParty employee through November 15, 2007, payable in accordance with our regular payroll practices, as well as the continuation of his then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a similar period. At the time of the expiration of his employment agreement, Mr. Farrell held vested options to purchase an aggregate of 970,087 shares of our common stock.  Under the terms of the option plan and agreements, these options would have expired on February 15, 2008, three months from the termination of Mr. Farrell’s employment on November 15, 2007.  However, the Board of Directors, at its regularly scheduled meeting on September 26, 2007, with the approval and upon the recommendation of the Compensation Committee, voted to extend the expiration date of Mr. Farrell’s options for an additional six months, to August 15, 2008.

Indemnification of Directors and Executive Officers

Our certificate of incorporation, as amended, and by-laws provide that iParty shall indemnify all of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.  Under our certificate of incorporation, as amended, and by-laws, any director or officer, who in his or her capacity as such is made or threatened to be made, party to any suit or proceeding, will be indemnified.  A director or officer will be indemnified if it is determined that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, iParty’s best interests.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and persons controlling iParty pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

We maintain a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by directors and officers in connection with the performance of their duties.  We pay the entire premium for the liability insurance.  We have key-person life insurance policies on the lives of each of Mr. Perisano and Ms. Dionne in the amount of $2,000,000 each.

Related Party Transactions

Under SEC rules, we are required to disclose transactions in excess of $120,000 in which iParty was a participant in which “related persons” had or will have a direct or indirect material interest. Related persons include any of our directors, nominees for director, or executive officers, and any immediate family members of such persons and any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to iParty as a beneficial owner of more than 5% of its voting common stock, and any immediate family member of a significant shareholder. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness. Based on information available to us and provided to us by our directors and executive officers, we do not believe that there were any such transactions in effect since December 29, 2006, or any such transactions proposed to be entered into during fiscal year 2008 except as follows:

•                  On September 15, 2006, we entered into a Securities Purchase Agreement pursuant to which we raised $2.5 million through a combination of subordinated debt and warrants issued on September 15, 2006 to Highbridge International LLC (“Highbridge”), an institutional accredited investor. Under the terms of the financing, we issued Highbridge a three-year subordinated note (the “Highbridge Note”) that bears interest at an interest rate of prime plus one percent.  The note matures on September 15, 2009. Interest is payable quarterly in arrears and the entire principal is due at the maturity date. In addition, we issued Highbridge a warrant (the “Highbridge Warrant”) exercisable for 2,083,334 shares of iParty common stock at an exercise price of $0.475 per share, or 125% of the closing price of iParty’s common stock on the day immediately prior to the closing of the transaction.  The agreements entered into by iParty and Highbridge in connection with the financing provide for certain restrictions and covenants consistent with Highbridge’s status as a subordinated lender, and also grant Highbridge resale registration rights with respect to the shares of common stock underlying the Highbridge Warrant.  In connection with the foregoing financing, we also amended our Rights Agreement dated as of November 9, 2001, as amended September 15, 2006 (the “Rights Agreement”) to clarify that issuance of the Highbridge Warrant does not constitute a triggering event under our Rights Agreement.

•                  On July 13, 2007, HMTF Holdings, the sole holder of the Company’s Series D Preferred Stock at that time, sold all of its shares of Series D Preferred Stock, or 250,000 shares, to Robert H. Lessin Venture Capital LLC, an affiliate of Robert H. Lessin, at a per share price of $8.00. The Company’s Series D Preferred Stock is entitled to vote alone for the election of a Series D Director.  As noted above, Mr. Lessin has informed the Company that as the new beneficial holder of all of the outstanding shares of Series D Preferred Stock he does not intend to exercise his right to designate a new Series D Director at this time, but will continue to avail himself from time to time of the Board’s invitation to participate in its meetings as a non-voting observer. Pursuant to the terms of the Company’s Rights Agreement, the Company’s Board of Directors approved the private sale transaction by and between Robert H. Lessin Venture Capital LLC and HMTF Holdings involving all the outstanding shares of the Company’s Series D Preferred Stock so that neither Robert H. Lessin Venture Capital LLC nor Robert H. Lessin would be, become, be deemed or considered to be, or be treated as an “Acquiring Person” under the Rights Agreement in connection with such transaction.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.  None of the Directors is a director or executive officer of any other corporation that has a director or executive officer who is also a director of the Company.

Outstanding Equity Awards at end of Fiscal 2007

The following table sets forth information concerning outstanding equity awards as of the end of fiscal 2007 on December 29, 2007:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Sal V. Perisano	25,000	—	$1.43	9/15/2008
	25,000	—	$1.81	9/15/2008
	464,260	—	$0.69	6/16/2010
	1,478,772	—	$0.25	3/9/2011
	201,613	—	$0.31	5/2/2012
	460,000	—	$0.95	3/31/2014
		375,000	$0.42	3/31/2016

Patrick Farrell	165,657	—	$0.69	8/15/2008
	574,430	—	$0.25	8/15/2008
	230,000	—	$0.95	8/15/2008

Dorice P. Dionne	299,245	—	$0.69	6/16/2010
	913,400	—	$0.25	3/9/2011
	120,968	—	$0.31	5/2/2012
	230,000	—	$0.95	3/31/2014
		150,000	$0.42	3/31/2016

David E. Robertson		125,000	$0.42	6/6/2016

(1)       Mr. Perisano and Ms. Dionne’s options vest in three equal installements on each of March 31, 2008, March 31, 2009 and March 31, 2010. Mr. Robertson’s options vest 25% on the aniversary of the grant date and then in equal monthly increments over the subsequent three years, vesting in full on June 11, 2011.

Other Potential Post Employment Payments

Upon the occurrence of certain triggering events, our current employment agreements with each of Mr. Perisano and Ms. Dionne and our letter agreement with Mr. Robertson require us to pay certain amounts related to salary and insurance benefits to or on behalf of those executive officers, as described below. The payments are subject to certain non-competition, non-solicitation and confidentiality provisions. As required under applicable SEC rules, the following table presents estimates of the amounts that would have been payable under our new agreements upon the occurrence of each such event as of the end of our last fiscal year ended December 29, 2007 (assuming each such agreement had been in effect on such date):

Name	Termination Without Cause	Change in Control (1)	Non-Renewal of Employment Contract	Disability
Sal V. Perisano	$318,515	$943,515	$159,257	$188,515
Dorice P. Dionne	$193,276	$287,026	$96,638	$40,388
David E. Robertson	$85,666	—	—	—

(1)                      In the event of a change of control, the salary related amounts would be paid as a lump sum, and the insurance related amounts in monthly installments. For all other triggering events, all amounts would be paid in monthly or weekly installments.

Pension Benefits

We did not have any plan that provides for payments or other benefits at, following, or in connection with retirement with any of our named executive officers during the fiscal year ended December 29, 2007. Accordingly, we have omitted the table otherwise required to be included detailing such compensation to our named executive officers during our most recently completed fiscal year.

Nonqualified Deferred Compensation

We did not give any nonqualified deferred compensation to any of our named executive officers during the fiscal year ended December 29, 2007. Accordingly, we have omitted the table otherwise required to be included detailing such compensation made for the last fiscal year to our named executive officers.

INDEPENDENT REGISTERED ACCOUNTING FIRM’S FEES AND SERVICES

The following table represents fees for professional services rendered by E&Y for the audit of our annual financial statements for fiscal 2006 and fiscal 2007 and fees billed for audit-related services, tax services, and all other services by E&Y in fiscal 2006 and fiscal 2007.

	Fiscal 2006	Fiscal 2007
Audit Fees	$302,784	$290,000
Audit Related Fees	—	—
Tax Fees	32,500	47,020
All Other Fees	—	—
Totals	$335,284	$337,020

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K for fiscal 2006 and fiscal 2007, the audit of management’s assessment of our internal control over financial reporting, the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, and accounting consultations that relate to the audited financial statements and are necessary to comply with generally accepted auditing standards.  E&Y expresses its views concerning, but does not audit, and is not required to audit, our internal control over financial reporting.

Audit-Related Fees

We did not pay E&Y for any audit-related fees in fiscal 2006 or fiscal 2007.  Audit-related fees would be fees for things such as assurance and related services, such as audits of employee benefit plans.

Tax Fees

These are fees for professional services related to tax return preparation services and tax compliance services.

Audit Committee’s Pre-approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The Audit Committee may pre-approve services that are expected to be provided to iParty by the independent auditors during the following 12 months. At the time such pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent auditors must report to the Audit Committee regarding each service actually provided to iParty.

During fiscal 2007, no services were provided to iParty by E&Y other than in accordance with the pre-approval policies and procedures described above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

No person who, during the fiscal year ended December 29, 2007, was a director, officer or beneficial owner of more than ten percent of our common stock (which is the only class of our securities registered under Section 12 of the Exchange Act), failed to file on a timely basis, reports required by Section 16 of the Exchange Act during the most recent fiscal year except as follows: Mr. Lessin filed a Form 4 late reporting the purchase of all of the Series D Preferred Stock by Robert H. Lessin Venture Capital LLC, an affiliate of Robert H. Lessin, from HMTF Holdings, who was the sole holder of the Company’s Series D Preferred Stock.  The foregoing is based solely upon our review of Forms 3 and 4 during the most recent fiscal year as furnished to us under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year.

OTHER MATTERS

The Board of Directors is not aware of any other matters, which may come before the annual meeting.  If any other matters should properly come before the annual meeting, the persons named in the enclosed proxy will vote on such matters as they may determine, in their discretion

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

iPARTY CORP.

(Pursuant to Section 242 of the Delaware Corporation Law)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, iParty Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:   By unanimous written consent of the Board of Directors dated April 14, 2008, resolutions were duly adopted pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware setting forth proposed amendments to the Restated Certificate of Incorporation of the Corporation and declaring said amendments to be advisable.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED:

That Paragraph 4(c) of the Certificate of the Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read:

(c)     For purposes of this Paragraph 4, a merger or consolidation or a sale of all or substantially all of the assets of the Corporation shall be considered a Liquidation except in the event that in such a transaction, the holders of the Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series B Preferred Stock. Notwithstanding Paragraph 7 hereof, such provision may be waived on behalf of all holders of the Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.

RESOLVED:

That Paragraph 7(c) of the Certificate of the Designations, Powers, Preferences and Rights of the Series B Convertible Preferred Stock of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read:

(c)     So long as any shares of the Series B Preferred Stock remain outstanding, the affirmative vote of the holders of at least a majority of the Series B Preferred Stock then outstanding, voting together as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Designation or the

Certificate of Incorporation of the Corporation, as amended, in a manner which would alter or change the powers, preferences, rights, privileges, restrictions and conditions of the Series B Preferred Stock so as to adversely affect the Series B Preferred Stock.  Notwithstanding any other provision of the Designation or Certificate of Incorporation, any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth therein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.

SECOND:              That the requisite stockholders of the Corporation duly approved said proposed amendment at a meeting of the stockholders of the Corporation called and held in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

THIRD:  That this Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporations Law of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this corporation on this__ day of June, 2008.

IPARTY CORP.

By:
Name:
Title:

iParty Corp.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF iPARTY CORP. FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2008

The undersigned, as a holder of shares of common stock, par value $.001 per share, and/or shares of Series B convertible preferred stock, par value $.001 per share, and/or shares of Series C convertible preferred stock, par value $.001 per share, and/or shares of Series D convertible preferred stock, par value $.001 per share, and/or shares of Series E convertible preferred stock, par value $.001 per share, and/or shares of Series F convertible preferred stock, par value $.001 per share (collectively, “Shares”), of iParty Corp., a Delaware corporation (the “Company”), hereby appoints Mr. Sal V. Perisano and Mr. David E. Robertson, and each of them individually, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the offices of Posternak Blankstein & Lund LLP located at Prudential Tower, 800 Boylston St., 33rd Floor, Boston, MA 02199, on Wednesday, June 4, 2008 at 11:00 a.m., local time, and any adjournments or postponements thereof (the “Annual Meeting”), to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting with respect to Proposals 1, 2 and 3 set forth below and to vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.  The undersigned hereby acknowledges receipt of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

You may revoke this proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company, by filing a duly executed proxy bearing a later date or by appearing in person and voting by ballot at the Annual Meeting.

The votes entitled to be cast by the undersigned will be cast as instructed below.  If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for director in Proposal 1 and “for” Proposals 2 and 3 and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.  Please mark your choice like this:  ☒

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.

Proposal 1 -

☐            For each of the following nominees for director: Sal V. Perisano, Daniel I. De Wolf, Frank W. Haydu III, Eric Schindler, Joseph S. Vassalluzzo, and Robert W. Jevon, Jr.* and as more fully described in the accompanying Proxy Statement.

☐            Withhold authority as to all listed nominees.

☐            For all nominees except the following:

* To be elected only by a vote of the holders of the Series C convertible preferred stock.

Proposal 2 -

Approval to amend the Certificate of the Designations, Powers, Preferences and Rights of the Series B convertible preferred stock to change the requisite number of shares or holders to amend or waive certain provisions therein, as more fully described in the accompanying Proxy Statement.

(check one box)  ☐  For  ☐  Against  ☐  Abstain

Proposal 3 -

Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 27, 2008, as more fully described in the accompanying Proxy Statement.

(check one box)  ☐  For  ☐  Against  ☐  Abstain

☐  CHECK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

Print and sign your name below exactly as it appears on the records of iParty Corp. and date this card.  When signing as attorney, executor, administrator, trustee, guardian or in another representative capacity, please give full title, as such.  Joint owners should each sign.  If a corporation, please sign in full corporate name by president or authorized officer.  If a partnership, please sign in partnership name by an authorized person.

Date: , 2008

Signature (title, if any)

Signature, if held jointly

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